Exhibit 99.1

   CMS MAINTAINS CURRENT HYPERTENSION COVERAGE FOR CARDIODYNAMICS' BIOZ(R) ICG
                                   TECHNOLOGY

             MEDICARE'S DECISION SOLIDIFIES ICG TESTING INDICATIONS

    SAN DIEGO, Nov. 21 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced that The Centers for Medicare and Medicaid Services (CMS) released the final version of its national coverage decision (NCD) maintaining coverage for high blood pressure (also known as hypertension). The decision will maintain the carrier discretion policy for coverage of ICG for patients' with resistant hypertension, defined as those whose blood pressure is not controlled on three or more medications. This coverage decision for hypertension, along with prior NCD indications for shortness of breath and heart failure will enable both clinicians and patients to benefit from ICG utilization.

    The primary clinical evidence reviewed by CMS was from the multi-center CONTROL trial, which demonstrated that use of BioZ(R) ICG led to an eight millimeters of Mercury (mm Hg) greater systolic blood pressure reduction and seven mm Hg greater diastolic blood pressure reduction than standard care. Patients being treated with BioZ(R)-assisted therapy were 35% more likely to reach goal blood pressure of less than 140/90 mm Hg and more than two times as likely to achieve a more aggressive blood pressure control of less than 130/85 mm Hg. The CONTROL trial was the second randomized controlled hypertension trial demonstrating notably improved blood pressure control results when BioZ(R) ICG was used to direct therapy. The Company believes that adequate evidence from 23 studies including 2,483 subjects led to the continuation of carrier discretion coverage for resistant hypertensive patients.

    "The CMS decision to maintain our current policy for hypertension after a thorough review further demonstrates the value of ICG. Although the coverage decision was not expanded as we had requested, we are pleased with the continuation of coverage and will work with CMS to create a new ICG clinical study designed to support expanded coverage for hypertensive patients," stated Michael K. Perry, CardioDynamics' Chief Executive Officer.

    "A Medicare patient who does not already have high blood pressure has a 90% chance of developing it before they die. The results of the CONTROL trial, along with the previous results from the Mayo Clinic and other clinical studies, provide compelling evidence that ICG is effective at helping physicians improve their patients' blood pressure control," stated hypertension specialist Carlos Ferrario, M.D., Director of Hypertension and Vascular Disease Center at Wake Forest University School of Medicine and Principal Investigator of the CONTROL study. "Medicare makes very difficult decisions that can significantly affect their budget, and this particular NCD proves challenging because of the magnitude of the hypertensive patient population in our country. Therefore, additional studies may be necessary to allow a more expansive coverage policy."

    Hypertension affects roughly 65 million Americans, is the most common reason adults visit their physicians, and costs the U.S. healthcare system over $63 billion annually. The long-term benefits of blood pressure reductions as little as 2 mm Hg are well known and have been proven to significantly reduce the risk of stroke, coronary artery disease, heart failure, and overall mortality. The Company's noninvasive and cost-effective BioZ(R) ICG technology aids physicians in objectively administering hypertensive drugs that are optimal and specific to each patient.

    Perry added, "Through increased market awareness from our PREDICT, CONTROL, and ED-IMPACT trials, we anticipate further market penetration, growth in revenue and improved operating results in 2007 and beyond. Thousands of physicians derive clinical benefit from using ICG in their daily patient care and increasingly rely on our technology to provide the most effective healthcare. Our team remains motivated by the opportunity to enhance patients' lives and make a genuine contribution to healthcare with our safe, cost-effective ICG technology."

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    Additional details of the decision may be found at the CMS website
http://www.cms.hhs.gov/mcd/viewdecisionmemo.asp?id=179

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future reimbursement, market penetration, and reduced breakeven points, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             11/21/2006
    /CONTACT: Rhonda Rhyne, President of CardioDynamics, +1-800-778-4825, ext. 1013, rrhyne@cardiodynamics.com/
    /Web site: http://www.cms.hhs.gov/mcd/viewdecisionmemo.asp?id=179 / /Web site: http://www.cdic.com /